Exhibit 10(b)

United Rentals, Inc.

Five Greenwich Office Park

Greenwich, CT 06830

April 29, 2003

Michael J. Nolan

One Flagler Drive

Greenwich, CT 06830

Dear Mr. Nolan:

1.    This agreement (the “Agreement”) confirms the termination of your employment with United Rentals, Inc. (the “Company”) and from all other offices, directorships and fiduciary capacities held with, or on behalf of, the Company and all related entities, including, but not limited to, your position as Chief Financial Officer of the Company. You acknowledge that your employment with the Company and all related entities terminated effective December 6, 2002 (the “Termination Date”), and that after the Termination Date you have not represented and shall not represent yourself as being an employee, officer, agent or representative of the Company Parties (as defined below) for any purpose.

2.    As a result of the termination of your employment with the Company, you are entitled to receive all salary earned under the employment agreement entered into on September 2, 1997, as amended thereafter (the “Employment Agreement”), to the date of termination, as provided by Section 3(b) of the Employment Agreement (subject to withholdings and deductions), and you acknowledge having received the full amount due you under such Section 3(b). In addition, you acknowledge that you have submitted all requests for expense reimbursements to which you may be entitled under Company policy, which reimbursement requests will be processed and paid by the Company in the ordinary course of business, to the extent not previously paid. Upon request by the Company you will inform the Company as to which reimbursement requests have not been paid and to the extent necessary provide duplicate supporting documentation.

3.    Following the Effective Date of this Agreement (as defined in Section 21 below) and in consideration for your release of Claims (as defined in Section 6(a) below) against the Company Parties, the promises and representations made and undertakings assumed by you pursuant to this Agreement, and your compliance with all other terms and conditions of this Agreement, the Company agrees to pay or make available to you the following additional payments and benefits:

(a)    Payment, off payroll, of $19,852 (equal to the base salary and car allowance that would have been payable through December 31, 2002), payable within 10 days of the Effective Date.

(b)    Payment, off-payroll, in 17 equal, consecutive monthly installments of $24,720.50 on or about the last day of each month, commencing with January 2003 (subject to retroactive payment within 10 days after the Effective Date of any amount due in respect of each month ended before the Effective Date), provided that the Company’s obligation to make the payments provided for by this Section 3(b) shall terminate upon the later to occur of (i) June 1, 2003 and (ii) your Commencement of Employment Date, but not with regard in either case to payments due prior thereto. Commencement of Employment Date shall mean your commencement of employment with another employer, including self-employment (including by serving as a director of another entity) or the commencement of your providing consulting services to another person or entity, provided that you shall not be deemed to have incurred a Commencement of Employment Date in any month as a result of consulting or self employment services if the amount you earn in the aggregate from such services for such month measured as and when the services are provided and not when paid or vested with any amounts paid for a period of service deemed spread evenly over the period that such services are actually materially performed (whether paid currently or deferred and whether paid to you or a person or an entity which you own or control) does not average in excess of eight thousand dollars ($8,000) in any consecutive two month period (in which case the Commencement of Employment Date shall be the first day of the first month in such two month period in which you receive actual compensation). Subject to the next sentence, (i) any stock options provided to you as a director of a company with an exercise price of no less than fair market value when issued shall not be included in the foregoing calculation, and (ii) other than as provided in the foregoing sentence, any equity or annual or long term bonuses shall be deemed evenly earned over the vesting period and shall be retroactively applied to the foregoing test when vested based on its then value. The current or deferred cash compensation you receive as a director of an entity for any period shall be deemed paid on the same basis as the cash compensation paid to similarly situated directors of such entity for services as a director for such period. You represent and warrant that you have not at any time subsequent to the Termination Date incurred a Commencement of Employment Date. You shall be under no obligation to seek other employment, to become self-employed or to seek to provide consulting services. The severance payable to you hereunder shall not be offset by other amounts you earn but only cut off as provided above. You shall promptly notify the Company of (i) any employment (including self employment) or consulting you commence and (ii) the general nature of any such activities and, if consulting or self-employment, the financial arrangements with regard thereto and (iii) when such activities result in a Commencement of Employment Date. You shall also upon Company written request promptly provide any documents the Company requires and respond to any Company inquires as to details of such arrangements. You need not inform the Company of the details of the services you are providing. Any failure to comply with the foregoing shall permit the Company to suspend making payments until such information is provided. Any amounts improperly paid to you by the Company (whether because of lack of information, mistake or retroactive application of the foregoing criteria) shall be promptly returned by you to the Company.

(c)    Based on your and their timely election of COBRA continuation coverage (which is hereby acknowledged) and timely payment of an amount equal to the cost paid by active employees for similar coverage, continued coverage for you and your eligible dependents under the Company’s group medical plan until the earliest to occur of (i) one (1) year from your Termination Date, (ii) your eligibility (including the expiration of any applicable waiting period) for healthcare insurance coverage under another employer’s group health plan, and (iii) the end of the applicable COBRA coverage period, with the Company paying the amount by which (x) the cost of such coverage exceeds (y) the amount paid by active employees of the Company for similar coverage. To the extent you have heretofore made any payments with respect to such coverage with respect to the period between the Termination Date and the Effective Date that are in excess of the amount you are required to pay pursuant to this Section 3(c), such excess amounts shall be refunded to you upon your specific written request after the Effective Date.

(d)    The payments or benefits provided in Sections 4(a), 4(b) and 4(c) below.

4.      (a)    You acknowledge that, except as provided in the next sentence, as a result of the termination of your employment, all options to acquire shares of stock of the Company or a related entity, have been cancelled and terminated, and that your rights under the applicable plans and stock option agreements with respect thereto have also been terminated. Subject to all terms of the applicable stock option plan other than those relating to termination of employment, you shall have until the option expiration date set forth on Attachment A hereto to exercise the options to acquire shares of stock of the Company as described thereon (the “Stock Options”), subject to Section 4(d) hereof. The Stock Options are fully vested. The parties acknowledge that the Stock Options shall be subject to the terms of the applicable stock option plans (other than those relating to termination of employment) and the terms annexed hereto as Attachment B (and shall be evidenced by this Agreement, which shall supersede any grant instruments with regard to the Stock Options). You further acknowledge, represent and warrant that none of you, your spouse, your dependents, or any related or affiliated party of any of the foregoing, directly or indirectly, owns or has any beneficial or pecuniary interest in any debt or equity securities of the Company or any related entity, or any options, warrants or other rights to acquire any stock or other securities of the Company or any related entity, except as indicated in Attachment A hereto.

(b)    You shall be vested, as of the Effective Date, in 15% of the total number of shares of restricted stock granted to you by the Company or a related entity that were outstanding as of your Termination Date (“Restricted Shares”), i.e., 35,250 shares, provided that you provide to the Company, within five (5) days after the Effective Date, payment in immediately available funds of the full amount due on such Restricted Shares for purposes of tax withholding as required by applicable law. Such payment may be made by delivery to the

Company of a written authorization to utilize the net amount after withholding due you under Section 3 (a) and payments under Section 3 (b) for the period through April 30, 2003 and a check (which clears upon presentation) for the remainder. It is agreed that withholding on the Restricted Shares will be at the special federal rate (currently 27 percent) plus state withholding and required FICA, Medicare and other required withholding. The remaining 199,750 Restricted Shares have been cancelled and terminated, with your rights under the applicable plans with respect thereto and the restricted stock agreements thereunder also terminated, including but not limited to the Senior Restricted Stock Agreement dated June 5, 2001 for 235,000 shares of common stock of the Company. The Restricted Shares in which you have vested may not be sold or otherwise transferred or encumbered except in accordance with Section 4(d) hereof.

(c)    As indicated on Attachment A hereto, you or related entities own (i) warrants to purchase 285,715 shares of common stock of the Company (“Warrants”) that were acquired pursuant to a Private Placement Purchase Agreement in 1997, which was amended and restated as of June 28, 1999 and amended thereafter (the “PPPA”) and (ii) 76,382 share of common stock of the Company that were acquired pursuant to the PPPA (the “Founders Stock”). You represent that that the Warrants and Founders Stock are held as indicated on Attachment A hereto by either you individually, you as Trustee of the Michael J. Nolan Irrevocable Education Trust for Children, Nieces and Nephews (the “Trust”), or Michael J. Nolan LLC (the “LLC”). The Company has the right to repurchase the Warrants and the Founders Stock under the PPPA in the event of a “default event”. The Company hereby agrees not to do so based on any event after the Termination Date that would not also constitute a material violation (but in the case of Section 11(a) hereof, any violation) of any of your obligations to the Company described in this Agreement (including the provisions of the Employment Agreement incorporated in this Agreement pursuant to Section 8), as such provisions are modified herein) (any such material violation, and, in the case of Section 11(a) hereof, any violation, a “Violation”), provided that the representations made by you herein are true and correct in all material respects (but, in the case of Section 11(a) hereof, all respects) (a representation which is not true and correct in all material respects, or in the case of Section 11(a) hereof, all respects, being referred to herein as a “Breach”). You, in your individual capacity, as Managing Member of the LLC and as Trustee of the Trust, agree that such Founders Stock and Warrants may not be sold or otherwise transferred or encumbered except as set forth in Section 4(d) hereof. As amended above, the PPPA shall remain in full force and effect.

(d)    As used herein, (i) the “Special Option Shares” means the shares of common stock of the Company issuable upon exercise of the Stock Options described on Attachment A hereto that provide for an exercise price of $21.9375, (ii) the “Open Market Shares” means the 6,100 shares of common stock identified on Attachment A hereto as the Open Market Shares that were purchased by you on the open market, and (iii) the “General Shares” means all shares of common stock of the Company shown on Attachment A (including Founders Stock and Restricted Shares) and all shares issued or issuable pursuant to the Stock Options or the Warrants, provided that General Shares shall not include the Special Option Shares, the Open Market Shares or the portion of the Restricted Shares that are being cancelled pursuant hereto,. Notwithstanding anything to the contrary contained herein, none of the Warrants and none of the

General Shares and none of the Special Option Shares, may be sold, exercised, negotiated, transferred, pledged, hypothecated, assigned or otherwise disposed of or made subject to any hedging or other transaction or position that reduces the economic risk of ownership (except (i) to your estate and heirs upon your death or (ii) after a Change in Control (as defined on Attachment C)) before December 6, 2007, provided that such limitation on sale or transfer shall lapse on a cumulative basis, with respect to (A) one-third of the General Shares and one-third of the Special Option Shares on December 6, 2005, (B) an additional one-third of the General Shares and an additional one-third of the Special Option Shares on December 6, 2006, and (C) the remaining one-third of the General Shares and the remaining one-third of the Special Option Shares on December 6, 2007, and provided further, that the foregoing shall not preclude you from engaging in a hedging or similar transaction involving broad market indexes or stock other than stock of the Company nor preclude you from tendering your stock in any tender offer that, if consummated, would result in a Change in Control of the Company. The limitations described in the preceding sentence shall apply to you, the LLC and the Trust as a single unit, without regard to which party (you, the LLC or the Trust) sells its shares first. Nothing in this Agreement shall be deemed to extend the original term of the Stock Options or Warrants. For purposes of this Section 4(d), a sale of a Warrant is deemed to be a sale of the number of shares of common stock underlying such Warrant. There are no limitations under the provisions of this Agreement on your sale of the Open Market Shares.

(e)    You, in your individual capacity and as Managing Member of the LLC and Trustee of the Trust agree that we may notify the Company’s transfer agent of the transfer restrictions set forth in Section 4(d) and that we may give notice of such restrictions by appropriately legending all certificates or other documents evidencing any security that is subject to such restrictions. You, in your individual capacity and as Managing Member of the LLC and Trustee of the Trust, agree that you will, as soon as practicable following the Effective Date (but in no event later than fifteen (15) business days after the Effective Date), deliver to us for legending as aforesaid all such certificates and other documents currently held by you.

5.    You acknowledge and agree that the payment(s) and other benefits provided pursuant to this Agreement: (i) are in full discharge of any and all liabilities and obligations of the Company Parties to you, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under the Employment Agreement, any alleged written or oral employment arrangement or agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company; and (ii) exceed any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan, arrangement or procedure of the Company. Notwithstanding the foregoing, except to the extent specifically provided in this Agreement, you are not waiving any rights, if any, you have to the Warrants, the Stock Options, the General Shares, the Special Option Shares or the Open Market Shares, any rights to vested benefits under any benefit plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, any rights of indemnification or to directors and officers liability insurance coverage pursuant to the indemnification agreement between you and the Company dated November 13, 1997 (as modified by the last sentence of this Section), any Claim (as hereinafter defined) you may have pursuant to this Agreement, or any Claim that arises out of conduct occurring after the Effective Date (the “Exceptions”). Notwithstanding the foregoing, any right or agreement regarding indemnification shall be deemed modified to the extent necessary (without any implication as to any right prior to modification) to (w) permit the Company to appoint for you counsel, reasonably acceptable to you, in any indemnification matter, (x) permit the Company, at its election, to assume and control the defense of any such matter, (y) be conditioned on your compliance with your obligations under this Agreement, and (z) not cover, as to indemnity or legal fees or disbursements, any action by the Company or you with regard to this Agreement, the PPPA, or any equity grant.

6.      (a)    You, for yourself and as Managing Member of the LLC and as Trustee of the Trust, and for your and their heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, successors and assigns, assets, employee benefit plans or funds, and any of its or their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting on behalf of the Company or in their individual capacities (collectively the “Company Parties”) from any and all claims, demands, causes of action, fees and liabilities (each, a “Claim”) of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Company Parties by reason of any act, omission, transaction, practice, agreement, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement, except the Exceptions and any Claim under the Age Discrimination in Employment Act.

(b)    Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Company Parties from any and all Claims, whether known or unknown, which Releasors ever had, now have, or may have against the Company Parties arising out of your employment and/or the termination of that employment, except the Exceptions and any Claim under the Age Discrimination Employment Act, including, but not limited to: (i) Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act (the “ADA”), the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any qualified employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law), and the Family and Medical Leave Act; (ii) any Claim under the Connecticut Human Rights and Opportunities Law, the Connecticut Discriminatory Employment Practices Act, and the Connecticut Family Leave Law and Rules; (iii) any other Claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any Claim for attorneys’ fees, costs, disbursements and/or the like. The Company Parties shall be third party beneficiaries of this Section 6 and Section 7 below.

7.    You further acknowledge and agree that by virtue of the foregoing, you have waived all relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the Claims and/or causes of action waived in Section 6 above. Therefore you agree that you will not seek or accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any government agency) with respect to any Claim or right waived in this Agreement. You further agree, to the maximum extent permitted by law, that you will not sue or commence any proceeding (judicial, administrative, arbitral or other), or participate in any action, suit or proceeding (unless compelled by legal process or court order), against any of the Company Parties, with respect to any Claim released by Section 6 above. If, notwithstanding the foregoing promises and understandings, you violate this Section 7, you shall be required, to the maximum extent permitted by law, to indemnify and hold harmless the Company Parties from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities, and attorneys’ fees and other expenses which result from, or are incident to, such violation.

8.    You acknowledge and agree that Sections 4, 5, 6, 7, 8, 9 (except as to compensation, which is covered instead by Section 9(a) hereof) and 10 of the Employment Agreement (regarding, inter alia, confidentiality, noncompetition, nonsolicitation, return of Company property, inventions, suits against the Company, cooperation in proceedings, and nondisparagement) shall survive the Termination Date and be deemed part of this Agreement as if set forth in full herein; provided, however, that it shall not be a violation of Section 10 of the Employment Agreement for you to give truthful testimony to the extent compelled by legal process and provided further that Section 5(d)(i) of the Employment Agreement will not be violated by the activities described therein if demonstrably and clearly said activities are not competitive with the activities of the Company or its subsidiaries and are not in any manner related to manufacture, distribution, sale, rental, leasing or disposal of equipment of the same type            , similar or of similar use that the Company or its subsidiaries deal in or are natural extensions thereof.

9.      (a)    You agree that you will cooperate with the Company and/or the Company Parties and its or their respective counsel in connection with any investigation or proceeding (judicial, administrative, arbitral or other) or litigation in which any of them is involved relating to any matter that occurred during your employment or relating to your prior spouse. The Company shall reimburse you for any reasonable pre-approved (in writing) out-of-pocket travel, delivery or similar expenses incurred in providing such service to the Company. The Company will pay you a consulting fee of $1200 per day (with portions of days being aggregated to form days at 8 hours) in the event that, after you cease receiving amounts pursuant to Section 3(b), you are required to put in material time (i.e. you are required to attend a meeting or spend more than one (1) hour during a day responding, to or otherwise participating in, telephone, email or telecopy communications) to fulfill your obligations under this section, but in no event will any consulting fee be paid with regard to actual testimony or while you are receiving amounts pursuant to Section 3(b) hereof. The Company will try in good faith to permit such cooperation to be through telephone, email or telecopy communication if you notify the

Company in writing that an in-person meeting would be excessively burdensome to you and try to give you as much notice as reasonably practical, but the determination of the Company as to such matters and the location, manner and time of such cooperation shall be binding on you.

(b)    You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to the Company and/or the Company Parties, you will give prompt notice of such request to the President of the Company at the principal offices of the Company (with a copy to: Proskauer Rose LLP, Attention: Howard Ganz, Esq. and Michael S. Sirkin, Esq., 1585 Broadway, New York, NY 10036) and will make no disclosure (except to the extent legally required to do so) until the Company and/or the Company Parties have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure or to obtain an order of confidentiality with respect to such disclosure.

10.    The terms and conditions of this Agreement are and shall be deemed to be confidential, and, unless required by law, shall not be disclosed by you to any person or entity without the prior written consent of the Company, except to your attorneys, accountants, financial and tax advisors and/or spouse, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of this Agreement. You further represent that you have not disclosed the terms and conditions of this Agreement (or prior drafts or term sheets thereof) to any person or entity other than your attorneys, accountants, financial and tax advisors and/or spouse. The foregoing shall not prevent you, the Company (or any employee, representative or other agent of you or the Company) from disclosing to any and all persons, without limitation of any kind, the tax treatment and tax structure of this Agreement and all materials of any kind (including opinions or other tax analysis) that are provided to you or the Company relating to such tax treatment and tax structure. For this purpose “tax structure” means any facts relevant to the federal income tax treatment of payments under this Agreement, but does not include information relating to the identity of the parties to the Agreement.

11.    (a)    You represent that (A) you have fully complied with Sections 4 and 6 of the Employment Agreement (provided that the foregoing representation with regard to the period prior to the Termination Date shall not be deemed violated (i) with regard to Section 4(a)(ii), by the failure to have obtained written approval if the use referred to therein was believed by you in good faith to be in the best interests of the Company and in furtherance of the interests of its business, (ii) with regard to Section 4(a)(iii), if the removal referred to therein was so as to be able to work on Company business at home or while traveling and (iii) with regard to Section 4(iv) and the last sentence of Section 6, if such delivery has been made prior to the Effective Date) and (B) that you have returned to the Company (and not retained any copies of) the property referred to in Section 6 of the Employment Agreement and any property belonging to the Company and/or the Company Parties, including but not limited to any financial and other records of the Company (whether physical property or stored by electronic means, and including, without limitation, email or mailing lists, customer lists, lists or other information relating to the

Company’s bankers, lenders, stockholders, investors or analysts), leased vehicle, computer, printer, fax machine, cell phone, Blackberry, wireless pager, keys, card access to the building and office floors (other than fingerprints), any applicable employee handbook, phone cards, credit cards, rolodex or computer user name and password, disks and/or voicemail code, in each of the last instances to the extent recorded physically or electronically (including audio, video, recordings, disks, or computer memory). The Company acknowledges that you may retain the following (i) copies of information given to you in your individual capacity showing your compensation or, provided the Company has been provided with the originals or copies in the ordinary course of business, relating to reimbursement of your expenses, (ii) copies of Company agreements, plans, policies, programs or other arrangements with you relating to your employment, or termination thereof, with the Company and its affiliates given to you in your individual capacity (iii) lucite deal mementos, (iv) mementos of listing on the New York Stock Exchange, (v) apparel with Company logo and (vi) other Company promotional items of nominal value and not containing Company nonpublic information. You further acknowledge and agree that the Company shall have no obligation to make the payment(s) and provide the benefits referred to in Section 3 above unless you have satisfied all your obligations pursuant to this paragraph. Any violation of this Section 11(a), including any false representation made in this Section 11(a), whether or not material, shall be deemed a Violation or Breach, as the case may be.

(b)    The Company will consider (but without any obligation to agree) any request by you for access to, or copies of, any then existing documents of the Company which you believe you need in connection with any investigation or litigation, subject to among other considerations, protecting privileges, trade secrets and confidentiality.

12.    You acknowledge your understanding that in the event of a Violation or Breach by you, you shall not be entitled to any further payments or benefits referenced in Section 3 hereof, the Stock Options and Warrants shall immediately be terminated and forfeited, and you and the LLC shall repay to the Company, on demand, all previous benefits and payments provided to you pursuant to Section 3 hereof (including without limitation any Restricted Shares you then own), and any gain during the 12 months prior to such Violation or Breach, on (i) any exercise of the Stock Options and Warrants, and (ii) any sale of the Founders Stock, Warrants, Restricted Shares or shares acquired upon exercise of the Stock Options or Warrants. The foregoing shall be in addition to the repurchase rights relating to the Founders Stock and Warrants described in Section 4(c) above.

13.    (a)    This Agreement is not intended, and shall not be construed, as an admission that any of the Company Parties has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

(b)    Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

14.    This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

15.    (a)    This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of law, except that Section 6 hereof shall be enforced in accordance with the laws of the State of Connecticut.

(b)    When the word “including” is used herein, it shall mean “including without limitation.”

16.    You understand that this Agreement constitutes the complete understanding between the Company and you with regard to your termination of employment, and supersedes the Employment Agreement and any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Company Parties with regard thereto, except (a) Employment Agreement Sections 4, (as modified in Section 11(a) above), 5 (as modified in Section 8 above with regard to Section 5(d)(i)), 6, (as modified in Section 11(a) above), 7, 8, 9 (other than as to compensation), 10 and 11(a), (b), (e) and, except to the extent modified in Section 15 hereof, Section 11(f) of the Employment Agreement, which Sections shall (i) survive the Termination Date, (ii) be deemed incorporated herein, and (iii) continue to apply to you, and (b) as otherwise provided herein. No other promises or agreements shall be binding unless in writing and signed by both the Company and you after the Effective Date of this Agreement.

17.    The Company may withhold from any and all amounts payable hereunder (including, without limitation, amounts payable in respect of the Restricted Shares) such federal, state and local taxes and obligations as may be required to be withheld pursuant to any applicable law or regulation. You recognize that except as provided in Section 4(b) withholding will be at the standard required rates (not the special 27% rate) based on the W-4 you have on file with the Company.

18.    You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had a reasonable opportunity to consider the terms of this Agreement; (c) have been advised by the Company to consult with an attorney of your choice in connection with this Agreement and have, in fact, consulted with an attorney of your choice with respect to this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (e) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

19.    In the event that you do not comply with the Company’s or a Company Party’s efforts to collect amounts due it or him as provided under this Agreement (including pursuant to Sections 3(b), 4, 7, and 12) or otherwise challenge the Company’s or a Company Party’s rights thereto, the Company or the Company Party, as the case may be, will be entitled to prompt reimbursement by you for its reasonable costs incurred in connection therewith, including reasonable attorney’s fees.

20.    You acknowledge that you will cooperate as reasonably requested by the Company to facilitate an orderly transition, including but not limited to responding to any inquiries from the Company as to financial matters involving periods prior to the Termination Date and as reasonably requested by the Company’s outside auditors relating to periods prior to the Termination Date.

21.    This Agreement is effective immediately upon its execution by you and the Company (the “Effective Date).

22.    This Agreement may be executed (including by facsimile transmission) in one or more separate counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

23.    All necessary corporate action authorizing execution of the Agreement on behalf of the Company, and the transactions contemplated herein, has been obtained and the officer of the Company executing this Agreement on behalf of the Company is duly authorized to do so.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

UNITED RENTALS, INC.

By:

Title:

Agreed:

Print Name:		Date: April 29, 2003

Signature:

[Name]

Solely with respect to Sections 4(c), 4(e), 6 and 12, as to which Michael J. Nolan, by signing below, hereby represents and warrants that he has the authority to execute this Agreement on behalf of the LLC and the Trust:

Michael J. Nolan LLC

By:

Name:

Title:	Managing Member

Michael J. Nolan Irrevocable Education

Trust for Children, Nieces and Nephews

By:

Michael J. Nolan, Trustee

Attachment A

1.    Options Owned.

(a)    Options to acquire 220,000 shares of the common stock of the Company with a per share exercise price of $12.4375, which options were granted to Michael J. Nolan on or about October 9, 1998 pursuant to the 1998 Stock Option Plan and are due to expire on October 9, 2008.

(b)    Options to acquire 225,000 shares of common stock of the Company, with a per share exercise price of $21.9375 which options were granted to Michael J. Nolan on or about March 24, 1998 pursuant to the 1997 Stock Option Plan and are due to expire on March 24, 2008.

2.    Founders Stock and Warrants Owned

A.    Founders Stock

Record Owner	Number of Shares	Certificate Number	Source of Shares

Michael J. Nolan	19,382*		founders stock pursuant to PPPA

Michael Nolan, LLC	50,000*		founders stock pursuant to PPPA

Michael J. Nolan Irrevocable Education Trust for Children, Nieces and Nephews	7,000		founders stock pursuant to PPPA

*	3,000 shares were transferred by Michael J. Nolan to the LLC in 2001 but not so recorded by the transfer agent

B.    Founders Warrants.

Michael J. Nolan is the owner of record of founders warrants to purchase 285,715 shares of common stock of the Company, which warrants were purchased pursuant to the PPPA .

3.    Restricted Shares

Michael J. Nolan is the record owner of 235,000 shares of common stock of the Company, which were granted as a restricted stock award. Pursuant to their terms and this Agreement, 199,750 of these shares have been cancelled.

4.    Open Market Shares

Michael J. Nolan LLC owns 6,000 shares of Company common stock that was purchased in the open market by Michael J. Nolan and contributed to it. Michael J. Nolan owns 100 shares of Company common stock that he purchased in the open market.

Attachment B

You may exercise each of your options at any time, and from time to time, prior to the close of business on the applicable expiration date for such option. In order to exercise an option, you must deliver to the Company (i) written notice containing the information appearing on the form set forth below, and (ii) payment in full of the applicable exercise price and all withholding taxes payable as a result of your exercise of such option. You may utilize such type of arrangement with a brokerage firm, if any, as being permitted by the Company at the time of exercise for exercise of options by option holders.

Form of Exercise Notice

UNITED RENTALS, INC.

Gentlemen:

I hereby exercise the following portion of stock options that have heretofore been granted to me as follows:

Date of grant

Exercise price per share

Number of options held

Number of options being exercised hereby

In connection with this exercise, I enclose my check in the amount of $                 in payment of the exercise price and all taxes which are required to be withheld in connection with my exercise.

I hereby agree to execute whatever other documents are necessary in order to comply with the plan pursuant to which the options were granted to me and any applicable legal requirements in connection with the issuance of the stock to me pursuant to the Plan.

Optionee (Signature)	Social Security Number

Please print name	Street Address

Date	City	State	Zip Code

Attachment C

A    “Change in Control” shall be deemed to have occurred if:

(i)    any “person” is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Act”)) directly or indirectly, of securities of United Rentals, Inc. representing 50% or more of the total voting power represented by then outstanding voting securities of United Rentals, Inc., or has the power (whether as a result of stock ownership, revocable or irrevocable proxies, contract or otherwise) or ability to elect or cause the election of directors consisting at the time of such election of a majority of the Board of Directors. The term “persons” is defined in Section 13(d) of the Act, except that the term “person” shall not include (1) any person or an Affiliate of such person who as of the date of this Agreement owns 10% or more of the total voting power represented by the outstanding voting securities of the Company, except to the extent such person or affiliate becomes the owner of all of the voting power represented by the outstanding voting securities of the Company; and (2) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or a corporation which is owned directly or indirectly by the stockholders of the Company in substantially the same percentage as their ownership in the Company; or

(ii)    the stockholders of United Rentals, Inc. approve, and United Rentals, Inc. consummates, a transaction or series of transactions that causes the Company’s common stock to be neither listed on any national securities exchange nor authorized to be quoted on an inter-dealer quotation system of any registered national securities association; or

(iii)     a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries is consummated, a sale or other disposition all or substantially all of the assets of the Company occurs, or the assets or stock of another entity by the Company or any of its subsidiaries are acquired (each, a “Business Combination,”) in each case unless, following such Business Combination, all or substantially all of the persons controlling voting securities of United Rentals, Inc. outstanding immediately prior thereto (or Affiliates of such persons) continue to own at least 50% of the total voting power represented by the voting securities of United Rentals, Inc. or such surviving entity outstanding immediately after such merger, sale or business combination; or

(iv)    the stockholders of United Rentals, Inc. approve a plan of complete liquidation of United Rentals, Inc.

For purposes of the above definition of “Change in Control,” an “Affiliate” of a person is a person that controls, is controlled by, or is under common control with such person.

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